CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Advisor Managed Portfolios on Form N-14 of our report dated May 30, 2023, relating to the financial statements and financial highlights of CornerCap Fundametrics® Large-Cap ETF, formerly a series of Trust for Advised Portfolio, for the year ended March 31, 2023, and to the references to our firm under the headings “Financial Highlights Summary”, “Other Service Providers” , “Experts” and “Financial Highlights” in the Prospectus.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 16, 2023